MICROTEST, INC.
                                   EXHIBIT 11
                         STATEMENT REGARDING COMPUTATION
                        OF PER SHARE EARNINGS (Unaudited)

                    (In thousands, except per share amounts)

                                                    Three Months Ended    Six Months Ended
                                                    ------------------    ----------------
                                                    June 29,  July 1,     June 29,  July 1,
                                                      1996     1995        1996      1995
                                                      ----     ----        ----      ----
Net Income (loss)                                   $ 1,316   $(3,030)   $ 2,022    $(1,156)
                                                    -------   --------   -------    --------

Common shares outstanding at end of period            8,120     7,997      8,120      7,997

Adjustment to reflect weighted average for
   shares issued during period                           11        87         (1)        25

Adjustment for options and warrants calculated
   under the treasury stock method:
     Options                                            185                  147
     Warrants                                          --        --         --         --
                                                    -------   --------   -------    --------

Common and equivalent shares outstanding              8,316     8,084      8,266      8,022
                                                    =======   =======    =======    =======


Net income (loss) per share                         $  0.16   $ (0.37)   $  0.24    $ (0.14)
                                                    =======   =======    =======    =======

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